       As filed with the Securities and Exchange Commission on October 21, 1997

                                                           Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                              ------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                        CALYPTE BIOMEDICAL CORPORATION
            (Exact name of registrant as specified in its charter)

          DELAWARE                     3826                     06-1226727
      (State or other           (Primary Standard            (I.R.S. employer
        jurisdiction                Industrial                 identification
      of incorporation            Classification                  number)
      or organization)             Code Number)

        1440 FOURTH STREET, BERKELEY, CALIFORNIA 94710, (510) 526-2541 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ------------------

                                 JOHN P. DAVIS
                     President and Chief Executive Officer
                        Calypte Biomedical Corporation
                              1440 Fourth Street
                          Berkeley, California  94710
                                (510) 526-2541

          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ------------------

                                  Copies to:

                            RICHARD FRIEDMAN, ESQ.
                        Heller Ehrman White & McAuliffe
                             525 University Avenue
                          Palo Alto, California 94301
                             (650) 324-7000(phone)
                             (650) 324-0638 (fax)

                              ------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                              ------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                          Proposed              Proposed
                                        Amount            Maximum               Maximum
Title of Shares to be Registered        to be           Offering Price          Aggregate          Amount of
                                      Registered        Per Share (1)         Offering Price    Registration Fee
----------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value...      2,600,999           $5.06               $13,161,055        $3,989
================================================================================================================

(1) Estimated in accordance with Rule 457(c) for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Company's Common Stock on the Nasdaq SmallCap Market on October 15, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                SUBJECT TO COMPLETION, DATED OCTOBER 21, 1997

PROSPECTUS
----------
                        CALYPTE BIOMEDICAL CORPORATION
                       2,600,999 Shares of Common Stock


        All of the 2,600,999 shares (the "Shares") of common stock, $.001 par value (the "Common Stock"), of Calypte Biomedical Corporation ("Calypte" or the "Company") covered by this Prospectus are being offered by the holders of the Shares (collectively, the "Selling Stockholders") named in this Prospectus, each of whom acquired such Shares pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Shares are being registered by the Company pursuant to the terms of that certain Stock Purchase Agreement, dated October 17, 1997, by and between the Company and the individual Selling Stockholders (the "Purchase Agreement"). See "Selling Stockholders."

        Some or all of the Shares covered by this Prospectus may be offered for sale from time to time by the Selling Stockholders at such prices and on such terms as may then be obtainable, in negotiated transactions, or otherwise. This Prospectus may be used by the Selling Stockholders or by any broker-dealer who may participate in sales of the securities covered hereby. The Selling Stockholders will pay all commissions, transfer taxes and other expenses associated with the sales of securities by them. The Company has paid the expenses of the preparation of this Prospectus. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.

        The Shares are quoted on the Nasdaq SmallCap Market under the symbol "CALY." On October 20, 1997, the closing price as reported on the Nasdaq SmallCap Market was $5.13 per share.

        Calypte has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Calypte and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.



         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY
                     OR ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.



            THE DATE OF THIS PROSPECTUS IS _______________, 1997

        No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to any person in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.


                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at the following addresses: New York Regional Office, Seven World Trade Center, New York, New York 10048 and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and other information regarding issuers that file electronically with the Commission. The address of such Web site is http://www.sec.gov.


                      DOCUMENTS INCORPORATED BY REFERENCE

        The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

        (i) the Company's annual report on Form 10-K for the fiscal year ended December 31, 1996;

        (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997; and

        (iii) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on July 10, 1996.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities thereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

        The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to 1440 Fourth Street, Berkeley, California 94710, Attention: President, telephone (510) 526-2541.

                        -------------------------------

                             RECENT DEVELOPMENTS

        On September 18, 1997, Cambridge Biotech Corporation ("Cambridge Biotech") received official notice from the U.S. Food and Drug Administration (the "FDA") that the agency had completed its review of Cambridge Biotech's application supplement for its Human Immunodeficiency Virus Type 1 ("HIV-1") Western Blot kit for use with urine samples. The FDA "Review Complete" letter indicated that the kit may be marketed once the Company has addressed the labeling issues posed in the "Review Complete" letter and the product labeling review process has been completed. The Urine HIV-1 Western Blot is a urine confirmation test manufactured by Cambridge Biotech, a wholly owned subsidiary of bioMerieux Vitek Inc. under a license from Calypte. The Urine HIV-1 confirmation test will be marketed as soon as the product's labeling is finalized and approved by the FDA. There can be no assurance that the FDA will grant approval of the Cambridge Biotech urine confirmatory test.

                                 RISK FACTORS

        The Company wishes to caution readers that the following important factors, among others, may affect the Company's future results, events or performance and could cause actual results, events or performance to differ materially from those expressed in any forward-looking statements made by the Company in this report or presented elsewhere by the Company from time to time.

        Dependence on Sole Source of Supply and Regulatory Approval of
        --------------------------------------------------------------
Confirmatory Test.  In order to minimize the possibility of false positive
-----------------
reports, positive HIV screening results must be confirmed with an additional test format before being reported to the physician or patient in the United States and in most developed countries. The Company has entered into an agreement with Cambridge Biotech under which both the Company and Cambridge Biotech will market and distribute a urine-capable western blot confirmatory test which uses technology licensed from the Company. The western blot kit manufactured by Cambridge Biotech has already received FDA approval for blood testing, and is the only confirmatory test for which application has been made for FDA approval for use with urine. On September 18, 1997, Cambridge Biotech received official notice from the FDA that the FDA had completed its review of the HIV-1 western blot kit. Such notice indicated that Cambridge Biotech's application was approvable pending the completion of product labeling. There can be no assurance that the FDA will grant approval of the Cambridge Biotech urine confirmatory test. Any significant delay in obtaining approval for the Cambridge Biotech urine confirmatory test or the failure to obtain such approval at all could have a material adverse effect on the Company's business, financial condition and results of operations.

        Reliance on Proprietary Technology and Know-How; License Obligations.
        --------------------------------------------------------------------
The Company believes that its future success will depend in large part on its ability to protect its patents and proprietary rights. Accordingly, the Company's ability to compete effectively will depend in part on its ability to develop and maintain proprietary aspects of its technology. In addition, the Company has the right to utilize certain patents and proprietary rights under licensing agreements with New York University, Cambridge Biotech, Repligen, Texas A&M University System and Stanford University. These license arrangements secure intellectual property rights for the manufacture and sale of the Company's products. There can be no assurance that such intellectual property rights will be sufficient or that such patents and proprietary rights can be adequately protected.

        Uncertainty of Market Acceptance; Lack of Sales and Marketing
        -------------------------------------------------------------
Experience.  The Company's products represent a new method of determining the
----------
presence of HIV antibodies and there can be no assurance that these products will gain any significant degree of market acceptance among physicians, patients, or health care payors, even if necessary international and U.S. regulatory and reimbursement approvals are obtained. The Company believes that recommendations and endorsements by the medical community will be essential for market acceptance of the products, and there can be no assurance that any such recommendations or endorsements will be obtained. The Company has no experience marketing and selling its products either directly or through its distributors. The Company's marketing strategy relies upon its alliance with third-party distributors for the success of its products. There can be no assurance that the Company's direct sales force will be effective, that its distributors will market successfully the Company's products or that, if such relationships are terminated, the Company will be able to establish relationships with other distributors on satisfactory terms, if at all. Any disruption in the Company's distribution, sales or marketing network, or failure of the Company's products to achieve market acceptance, could have a material adverse effect on the Company's business, financial condition and results of operations.

        Dependence on a Single Product.  The Company's HIV-1 urine-based
        ------------------------------
screening test is the Company's only FDA-approved product. Because the screening test is the Company's sole product, the Company could be required to cease operations if Cambridge Biotech's confirmatory test does not receive FDA approval or if the Company's test, together with the Cambridge Biotech urine confirmatory test, fails to achieve market acceptance or generate significant revenue.

        Dependence Upon Key Suppliers.  The Company purchases raw materials and
        -----------------------------
components used in the manufacture of its product from various suppliers and relies on single sources for several of these components. Establishment of additional or replacement suppliers for these components cannot be accomplished quickly. The Company has a number of single-source components, and any delay or interruption in supply of these components could significantly impair the Company's ability to manufacture its products in sufficient quantities, and therefore would have a material adverse effect on the Company's business, financial condition and results of operations, particularly as the Company scales up its manufacturing activities in support of commercial sales.

        Limited Manufacturing Experience; Scale-Up Risk. The Company has limited
        -----------------------------------------------
experience in manufacturing its products. The Company currently manufactures its products in limited quantities for submission to the FDA for ongoing compliance, international clinical trials and building its inventory in anticipation of commercialization. The Company does not have experience in manufacturing its products in commercial quantities. Manufacturers often encounter difficulties in scaling-up production of new products, including problems involving production yields, quality control and assurance, raw material supply and shortages of qualified personnel. The larger Alameda facility will be needed if initial demand exceeds the more limited capacity of the Berkeley facility. Difficulties encountered by the Company in manufacturing scale-up to meet demand, including delays in receiving FDA approval for the Alameda facility, could have a material adverse effect on its business, financial condition and results of operations.

        Dependence Upon International Distributors and Sales. The Company
        ----------------------------------------------------
anticipates that a significant portion of its revenues for the next several years will be derived from international distributor sales. International sales and operations involve a number of inherent risks and may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs, difficulties in managing international operations and fluctuations in foreign currency exchange rates. Certain of the Company's distributors have limited international marketing experience, and there can be no assurance that the Company's distributors will be able to market successfully the Company's products in any international market.

        Intense Competition in Company's Markets and Rapid Technological
        ----------------------------------------------------------------
Advances by Competitors.  Competition in the in vitro diagnostic market is
-----------------------
intense and is expected to increase. Within the United States, the Company will face competition from a number of well-established manufacturers of blood-based enzyme immunoassays, plus at least one system for the detection of HIV antibodies using oral fluid samples. In addition, the Company may face intense competition from competitors with significantly greater financial, marketing and distribution resources than the Company, several of whom may have already submitted applications to the FDA for approval of their over-the-counter (OTC) products. There can no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that are more effective than those developed by the Company or that would render the Company's technologies or products obsolete or otherwise commercially unattractive. In addition, there can be no assurance that competitors will not succeed in obtaining regulatory approval for such products, or introducing or commercializing them prior to the Company. Such developments could have a material adverse effect on the Company's business, financial condition and results of operations.

        Potential Fluctuations in Quarterly Results. The Company expects that
        -------------------------------------------
its revenues and results of operations may fluctuate significantly from quarter to quarter and will depend on a number of factors, many of which are outside the Company's control. These factors include actions relating to regulatory matters, the extent to which the Company's products gain market acceptance, the timing and size of distributor purchases, introduction of alternative means for testing for HIV, competition, the timing and cost of new product introductions, and general economic conditions.

        Extensive Government Regulation.  The Company's products are subject to
        -------------------------------
extensive regulation by the FDA and, to varying degrees, by state and foreign regulatory agencies. The Company's products are regulated by the FDA under the Federal Food, Drug and Cosmetic Act (the "Act"), as amended by the Medical Device Amendments of 1976 and the Safe Medical Devices Act of 1990, among other laws. Under the Act, the FDA regulates the preclinical and clinical testing, manufacturing, labeling, distribution, sale and promotion of medical devices in the United States. The FDA prohibits a device, whether or not cleared under a 510(k) premarket notification or approved under a pre-market application, from being marketed for unapproved clinical uses. If the FDA believes that a company is not in compliance with the regulations, it can institute proceedings to detain or seize a product, issue a recall, prohibit marketing and sales of such company's products and assess civil and criminal penalties against such company, its officers or its employees. Furthermore, the Company plans to sell products in certain foreign countries which impose local regulatory requirements. The preparation of required applications and subsequent FDA and foreign regulatory approval process is expensive, lengthy and uncertain. Failure to comply with FDA and similar foreign requirements could result in civil monetary penalties or criminal sanctions, restrictions on or injunctions against marketing of the Company's products. Additional enforcement actions potentially may include seizure or recall of the Company's products, and other regulatory action. There can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances in a timely manner or at all, and delays in receipt of or failure to receive such approvals or clearances, loss of previously received approvals or clearances, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

        Establishment and Regulation of Reference Laboratory.  The Company
        ----------------------------------------------------
intends to establish a clinical reference laboratory in connection with seeking approval for an OTC home urine collection kit for HIV-1. There are a number of risks in establishing a reference laboratory especially for testing for HIV. The Company must, among other actions, seek to hire and retain key laboratory personnel, purchase necessary equipment, secure required permits, incur marketing expenses, obtain customers, and comply with government regulations. The Company's planned laboratory would test for HIV using the Company's urine-based HIV-1 test and, if approvals are obtained, receive home collected urine for HIV testing. The Company may be required to offer counseling in connection with the reporting of results to laboratory customers. There can be no assurance that the Company can establish or receive the necessary approval for the laboratory.

        Product Liability and Recall Risk; Limited Insurance Coverage. The
        -------------------------------------------------------------
manufacture and sale of medical diagnostic products entail the risk of product liability claims or product recalls. While the Company maintains product liability insurance, the Company faces the risk of litigation in the event of false positive or false negative reports. There can be no assurance that the Company's existing insurance coverage limits will be adequate to protect the Company from any liabilities it might incur in connection with the clinical trials or sales of its products. In addition, the Company may require increased product liability coverage as its products are commercialized. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage, or a recall of the Company's products, could have a material adverse effect on the Company's business, financial condition and results of operations.

        Dependence Upon Key Personnel. The Company is dependent upon a number of
        -----------------------------
key management and technical personnel. The Company has employment agreements with some members of its core management team. The Company's ability to manage its transition to commercial-scale operations, and hence its success, will depend on the efforts of these individuals, among others. The loss of the services of one or more key employees could have a material adverse effect on the Company. The Company's success will also depend on its ability to attract and retain additional highly qualified management and technical personnel. The Company faces intense competition for qualified personnel, many of whom are often subject to competing employment offers, and there can be no assurance that the Company will be able to attract and retain such personnel.

        Control by Directors, Executive Officers and Affiliated Entities.  The
        ----------------------------------------------------------------
Company's directors, executive officers and entities affiliated with them, in the aggregate, beneficially own approximately 35% of the Company's outstanding Common Stock. Accordingly, these stockholders, individually and as a group, may be able to substantially influence the outcome of matters requiring approval by the stockholders of the Company, including the election of directors and the approval of mergers or other business combination transactions.

        Possible Volatility of Stock Price.  There can be no assurance than an
        ----------------------------------
active trading market will be maintained in the Company's Common Stock. The Company's Common Stock is listed on the NASDAQ SmallCap Market System. The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, the market price of the shares of Common Stock is likely to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, FDA and international regulatory actions, actions with respect to reimbursement matters, developments with respect to patents or proprietary rights, public concern as to the safety of products developed by the Company or others, changes in health care policy in the United States. and internationally, changes in stock market analysts' recommendations regarding the Company, other medical products companies or the medical product industry generally and general market conditions may have a significant effect on the market price of the Common Stock.

        Potential Adverse Effect on Market Price of Shares Eligible for Future
        ----------------------------------------------------------------------
Sale.  Substantially all of the shares of the Company's outstanding Common Stock
----
are freely tradable. Sales of Common Stock (including shares issued upon the exercise of outstanding options) in the public market could materially adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate.

        Anti-Takeover Effect of Certain Charter Provisions.  Certain provisions
        --------------------------------------------------
of the Company's Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock. Such provisions may also inhibit increases in the market price of the Common Stock that could result from takeover attempts. In addition, the Board of Directors of the Company, without further stockholder approval, may issue preferred stock with such terms as the Board of Directors may determine, that could have the effect of delaying or preventing a change in control of the Company. The issuance of preferred stock could also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

                                CAPITALIZATION

        The following table sets forth the actual capitalization of the Company at June 30, 1997 and the actual capitalization pro forma and as adjusted assuming the sale by the Company of 2,600,999 shares of Common Stock pursuant to the Purchase Agreement at a price of $4.25 per share and the application of the net proceeds therefrom (after deduction of estimated commissions and estimated offering expenses).


                                                                            June 30, 1997
                                                                -----------------------------------------
                                                                                           Pro Forma
                                                                                             and As
                                                                      Actual               Adjusted(1)
                                                                ------------------      ------------------
                                                                       (in thousands, except share
                                                                            and per share data)
Long-term portion of capital lease obligations...............       $    501               $     501
Mandatorily Redeemable Series A Preferred Stock,
$0.001 par value; no shares authorized; 100,000
shares issued and outstanding; aggregate
redemption and liquidation value of $1,000
plus cumulative dividends....................................          1,916                   1,916
Stockholders' equity (deficit):
     Preferred Stock, $0.001 par value,
        5,000,000 shares authorized;
        no shares issued and outstanding,
        actual and as adjusted...............................              -                       -
     Common Stock, $0.001 par value,
        20,000,000 shares authorized; 10,480,881
        shares issued and outstanding, as of
        June 30, 1997; 13,081,880 shares
        issued and outstanding, as adjusted(1)...............             10                      13
Additional paid-in capital...................................         46,271                  56,493
Deferred compensation........................................           (306)                   (306)
Deficit accumulated during development stage.................        (44,865)                (44,865)
                                                                     -------                --------
      Total stockholders' equity (deficit)...................          1,110                  11,335
                                                                     =======               =========
          Total capitalization................................       $(3,527)              $  13,752
                                                                     =======               =========

--------------------------------------
(1) Includes 2,600,999 shares to be issued pursuant to the Purchase Agreement. Excludes (i) 2,940,992 shares reserved for issuance pursuant to the Company's stock option plans and (ii) 300,000 shares reserved for issuance pursuant to the Company's Employee Stock Purchase Plan.


                             SELLING STOCKHOLDERS

        The Shares covered by this Prospectus were acquired from the Company pursuant to the Purchase Agreement for an aggregate purchase price of $11,054,245 ($4.25 per share). The offer and sale by the Company of the Common Stock to the Selling Stockholders pursuant to the Purchase Agreement was made pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(2) thereof. The Purchase Agreement contains representations and warranties as to each Selling Stockholder's status as an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act. Pacific Growth Equities, Inc., the placement agent, was paid a fee equal to 7.0% of the aggregate purchase price in connection with the sale of the Shares by the Company to the Selling Stockholders pursuant to the Purchase Agreement. In addition, the Company agreed to reimburse such placement agent for its reasonable out-of-pocket expenses incurred in connection with the sale of the Shares by the Company to the Selling Stockholders, including the reasonable fees and expenses of PGE's counsel, up to a maximum of $50,000.

        Pursuant to the Purchase Agreement, each Selling Stockholder has represented that it acquired the Shares for investment and with no present intention of distributing the Shares. The Company agreed, in such Purchase Agreement, to prepare and file a registration statement as soon as practicable and to bear all expenses other than fees and expenses of counsel for the Selling Stockholders and underwriting discounts and commissions and brokerage commissions and fees. In addition, and in recognition of the fact that the Selling Stockholders, even though purchasing the Shares without a view to distribution, may wish to be legally permitted to sell the Shares when each deems appropriate, the Company filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to, among other things, the resale of the Shares from time to time at prevailing prices in the over-the-counter market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earliest of (A) the second anniversary date of the Closing,
(B) such date as all of the Shares have been resold or (C) such time as all of the Shares held by the Purchasers can be sold within a given three-month period pursuant to Rule 144 under the Securities Act.

        None of the Selling Stockholders has had a material relationship with the Company within the past three years except as a result of the ownership of the Shares or other securities of the Company and as set forth in the notes to the following table.

        The following table sets forth the name of the Selling Stockholders, the number of shares of Common Stock owned beneficially by the Selling Stockholders as of October 17, 1997 (as adjusted to give effect to the purchases under the Purchase Agreement) and the number of shares that may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Stockholders. There are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time.

                                                                                     Common
                                                      Common Stock                    Stock                   Common Stock
                                                   Beneficially Owned                 to be                Beneficially Owned
                                                  Prior to Offering(1)                Sold                  After Offering(1)
                                                  -------------------              ----------               ---------------
Holder                                        Number            Percent                              Number          Percent
------                                        ------            -------                              ------          -------
Special Situations Fund III L.P.             400,000              3.0              400,000                --             --

Special Situations Cayman Fund L.P.          130,000              *                130,000                --             --

Special Situations Private Equity Fund  L.P. 176,000              1.3              176,000                --             --

WEC Partners, L.P.                            15,000              *                 15,000                --             --

East Peak Partners, LP                        50,000              *                 50,000                --             --

Bedford Enterprises, Inc.                      4,000              *                  3,000             1,000             *

Fidelity National Title Insurance            142,500              1.1               50,000            92,500             *
Company of New York

Lancaster Investment Partners, LP            100,000              *                100,000                --             --

Prism Partners I                             200,000              1.5              200,000                --             --

Viviana Partners, L.P.                        27,000              *                  7,000            20,000             *

Clarion Partners, LLP                         40,000              *                 40,000                --             --

Barrant V. Merrill                             5,000              *                  5,000                --             --

Allegro Partners, L.P.                        31,000              *                 25,000             6,000             *

Curran Partners L.P.                          25,000              *                 25,000                --             --

JTH Associates, Partnership                   25,000              *                 25,000                --             --

Veritas SG Investment Trust GmbH             100,000              *                100,000                --             --

Gary Rosenbach                                75,000              *                 75,000                --             --

Sonz Partners, L.P.                           30,000              *                 30,000                --             --

Bulldog Capital Partners L.P.                200,000              1.5              200,000                --             --

Porter Partners, LP                          100,000              *                100,000                --             --

Atlas II, L.P.                               117,000              *                 42,000            75,000             *

RJ Capital, L.P.                              79,706              *                 31,706            48,000             *

Gershon A. Stern                               5,000              *                  5,000                --             --

Teton Partners                               100,000              *                100,000                --             --

Trellus Management Co., LLC                   50,000              *                 50,000                --             --

Quantum Industrial Partners, LDC              50,000              *                 50,000                --             --

Winston Partners II, LLC                      50,000              *                 50,000                --             --

H&Q Life Sciences Investors                  332,417              2.5               94,117           238,300            1.8

H&Q Healthcare Investors                     501,476              3.8              141,176           360,400            2.7

Brooks Industries of LI Profit Sharing        40,000              *                 40,000                --             --
Plan

Anthony Kamin                                 10,000              *                 10,000                --             --

Gary W. Ross                                  50,000              *                 50,000                --             --

Schweizerische Treundhandgesellschat          25,000              *                 25,000                --             --

Pacific Growth Equities 401(k) Profit          2,000              *                  2,000                --             --
Sharing Plan FBO Stephen P. Schatz(2)

Pacific Growth Equities 401(k) Profit          4,000              *                  4,000                --             --
Sharing Plan FBO Thomas John Dietz(2)

John Murray and Coralie Eddy Murray Trustees,
U/A/D 5-9-94 as amended, creating the
Murray Family Trust(2)                        20,000              *                 20,000                --             --

Richard H. Osgood(2)                          20,000              *                 20,000                --             --

C. Fred Toney(2)                              23,000              *                 20,000             3,000             *

Robert Katz(2)                                 5,000              *                  5,000                --             --

Thomas J. Kumbatovic(2)                       10,000              *                 10,000                --             --

Thomas J. Levine(2)                           15,000              *                 15,000                --             --

Stephen J. Massocca(2)                        50,000              *                 50,000                --             --

John C. Coleman, Jr.(2)                       10,000              *                 10,000                --             --

TOTALS                                     3,445,199             26.1            2,600,999           844,200            6.4

-----------------------------
*    Less than 1%
(1) Applicable percentage of ownership is based on 10,577,425 shares of Common Stock outstanding as of October 15, 1997, and assumes the sale and issuance of 2,600,999 shares of Common Stock pursuant to the Purchase Agreement.
(2) Stockholder is affiliated with Pacific Growth Equities, Inc., the underwriter for the Company's initial public offering and the placement agent for the sale of the Shares to the Selling Stockholders.

                             PLAN OF DISTRIBUTION

        All or a portion of the Shares offered hereby by the Selling Stockholders may be delivered and/or sold in transactions from time to time on the over-the-counter market, on the Nasdaq SmallCap Market, in negotiated transactions, or by a combination of such methods of sale, at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices and/or may also be used to cover any short positions previously established. The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Stockholders with respect to the Shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

        Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers, (b) the number of Shares involved, (c) the price at which such Shares are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (f) other facts material to the transaction.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution or the resale of Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

        The Selling Stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The Shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has paid the expenses of the preparation of this Prospectus. The Company has not made any underwriting arrangements with respect to the sale of Shares offered hereby.

                                USE OF PROCEEDS

        The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders.

                                 LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for the Company by Heller Ehrman White & McAuliffe, Palo Alto, California, counsel to the Company in connection with the offering.

                                    EXPERTS

        The financial statements of Calypte Biomedical Corporation as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 and for the period from February 18, 1988 (inception) through December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission
        Registration Fee.............................................   $ 3,989
Legal fees and expenses..............................................    30,000
Accounting fees and expenses.........................................     5,000
Miscellaneous........................................................     6,011
                                                                        --------
Total................................................................   $45,000
                                                                        ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

        Article VIII of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

        Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

        The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 16.  EXHIBITS
-------   --------

Exhibit         Description
-------         -----------
   4.1          Common Stock Purchase Agreement between Registrant and the
                Selling Stockholders, dated October 17, 1997

   5.1          Opinion of Heller Ehrman White & McAuliffe

  23.1          Consent of Heller Ehrman White & McAuliffe
                (filed as part of Exhibit 5.1)

  23.2          Consent of KPMG Peat Marwick LLP, Independent Auditors

  24.1          Power of Attorney (see pages II-3 and  II-4)

ITEM 17.  UNDERTAKINGS

        A.  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Berkeley, State of California, on October 21, 1997.


                                                CALYPTE BIOMEDICAL CORPORATION

                                                 /s/ John P. Davis
                                                --------------------------------
                                                John P. Davis
                                                President and Chief Executive
                                                Officer

                               POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints John
P. Davis and John J. DiPietro his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                       TITLE                                   DATE
---------                       -----                                   ----

 /s/ William A. Boeger, III
----------------------------    Chairman of Board of Directors          October 21, 1997
William A. Boeger, III

 /s/ John P. Davis
----------------------------    President, Chief Executive Officer      October 21, 1997
John P. Davis                   and Director
                                (Principal Executive Officer)


 /s/ Howard B. Urnovitz
-----------------------------   Chief Science Officer and Director      October 21, 1997
Howard B. Urnovitz, Ph.D.

 /s/ John J. DiPierto
-----------------------------   Vice President of Finance,              October 21, 1997
John J. DiPietro                Chief Financial Officer and Secretary
                                (Principal Financial and Accounting
                                Officer)

 /s/ David Collins
-----------------------------   Director                                October 21, 1997
David Collins

 /s/ Julius R. Krevans
-----------------------------   Director                                October 21, 1997
Julius R. Krevans, M.D.

 /s/ Mark Novitch
-----------------------------   Director                                October 21, 1997
Mark Novitch, M.D.

 /s/ Zafar I. Randawa
-----------------------------   Director                                October 21, 1997
Zafar I. Randawa, Ph.D.

                        CALYPTE BIOMEDICAL CORPORATION

                               Index to Exhibits
                               -----------------


Exhibit No.                             Description
-----------     ------------------------------------------------------------------------
4.1             Common Stock Purchase Agreement between Registrant and, the Selling
                Stockholders, dated October 17, 1997

5.1             Opinion of Heller, Ehrman, White & McAuliffe

23.1            Consent of Heller, Ehrman, White & McAuliffe (filed as part of Exhibit 5.1)

23.2            Consent of KPMG Peat Marwick LLP, Independent Auditors

24.1            Power of Attorney (See Page II-3)
